Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         Roberts Realty Investors, Inc.
  ---------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       1)     Amount Previously Paid:
              --------------------------------------
       2)     Form, Schedule or Registration Statement No.:
              --------------------------------------
       3)     Filing Party:
              --------------------------------------
       4)     Date Filed:
--------------------------------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350


                                  June 20, 2001



Dear Shareholders:

We cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Tuesday, July 17, 2001, at the Addison Place Clubhouse, 5100 Abbotts Bridge Road, Alpharetta, GA 30005. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2000 annual report is enclosed.

This year, we are having our annual meeting at Addison Place, which will give you an opportunity to visit our newest community. Although we would very much like each shareholder to attend the annual meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give it.

Sincerely,


/s/ Charles S. Roberts
President and Chief Executive Officer

                         ROBERTS REALTY INVESTORS, INC.
                          8010 Roswell Road, Suite 120
                             Atlanta, Georgia 30350


                                  June 20, 2001





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 17, 2001


The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, July 17, 2001, at 10:00 a.m., at the Addison Place Clubhouse, 5100 Abbotts Bridge Road, Alpharetta, Georgia 30005, for the following purposes:


(1)      to elect three directors to serve three-year terms; and

(2) to transact any other business that properly comes before the meeting or any adjournment of it.

The directors have set the close of business on June 1, 2001 as the record date to determine the shareholders who are entitled to vote at the meeting.

If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.



/s/ Charles R. Elliott
Secretary

                                 PROXY STATEMENT
                                       FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                        OF ROBERTS REALTY INVESTORS, INC.
                           TO BE HELD ON JULY 17, 2001

This document will give you the information you need to vote for the three directors to be elected at the annual meeting. If you have any questions concerning the information contained in this proxy statement, please contact Charles Elliott, our Chief Financial Officer, at (770) 394-6000.

Who is asking for my vote?

     The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on July 17, 2001. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting on the previous page.

How do your directors recommend that shareholders vote?

     The directors recommend that you vote FOR the election of the three nominees for director.


Who is eligible to vote?

     Shareholders of record at the close of business on June 1, 2001 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about June 20, 2001.

What are the rules for voting?

     As of the record date, we had 4,853,513 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

     You may vote:

     o By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

     o In person at the meeting. We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you must request a legal proxy from your stockbroker to vote at the meeting.

     Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, First Union National Bank.

     Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors' discretion on any of the following matters:

     o Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

     o The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

     o        Matters incident to the conduct of the meeting.

     A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting.

     If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters, including election of directors. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

     If a quorum is present, the three nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

     If you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

     o   signing another proxy with a later date,

     o   voting in person at the meeting, or

     o   giving written notice to our corporate Secretary, Mr. Elliott.

How will we solicit proxies, and who will pay for the cost of the solicitation?

     We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may solicit proxies by telephone or in person. We will pay all of the costs of the solicitation, primarily the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year's annual meeting?

     Any shareholder proposals intended to be presented at our 2002 annual meeting of shareholders must be received by us on or before February 20, 2002 to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposals intended to be presented from the floor at our 2002 annual meeting of shareholders must be received by us not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

Who are the three nominees for election as a director?

     This section gives information about the three nominees for election as directors of Roberts Realty: Mr. Ben A. Spalding, Mr. George W. Wray, Jr., and Mr. Charles R. Elliott. Each of them is currently a director of Roberts Realty, and the directors have recommended that each of them be reelected to the board.

Is any director not standing for re-election?

     Yes, Mr. Weldon R. Humphries will not stand for re-election and will resign from the board as of the annual meeting.

Why are only three of the seven directors being elected at the annual meeting?

     Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible. The terms of office of two of the nominees, Mr. Spalding and Mr. Wray, expire at this year's annual meeting, and they are standing for reelection for a full three-year term through the annual meeting in 2004.

     Mr. Elliott was elected as a director by the board of directors on October 17, 2000 to fill a vacancy created by the board as permitted under our articles of incorporation and bylaws. Pursuant to the Georgia Business Corporation Code and our bylaws, Mr. Elliott's term will expire at this annual meeting. To make the classes of directors as nearly equal in number as possible, as required by the Georgia Code, our articles, and our bylaws, we are nominating Mr. Elliott to join the class of directors that includes Mr. Spalding and Mr. Wray. The terms of office of Mr. Wm. Jarell Jones and Mr. Dennis H. James expire at the annual meeting in 2002, and the terms of office of Mr. Charles S. Roberts and Dr. James
M. Goodrich expire at the annual meeting in 2003.

Nominees for Director:

     Charles R. Elliott, age 48, our Secretary and Treasurer since our inception, is our Chief Financial Officer and has served in that capacity since April 1995. Mr. Elliott also served as a director of Roberts Realty from October 1994 to February 1995 and again from October 2000 to the present. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995. He holds an undergraduate degree in Accounting and a master's degree in Finance.

     Ben A. Spalding, age 67 and a director since October 1994, is Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelors degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

     George W. Wray, Jr., age 64 and a director since February 1995, is a private investor and Senior Partner of the Wray Partnership, a family investment group. He was employed with International Silver Company from the early 1960s to July 1993, most recently as a Vice President engaged in sales management for the eastern United States. From the July 1993 acquisition of International Silver Company by World Crisa Corporation (a division of Vitro S.A.) through September 1997, Mr. Wray was an independent sales agent for the successor organization. Mr. Wray also served as a Vice President of Spalding & Company, an NASD registered broker-dealer, from 1991 to 1997 and was a registered associate of Spalding & Company from 1983 to 1997. Mr. Wray holds a bachelors degree in Industrial Relations from the University of North Carolina at Chapel Hill and serves as an elder of the Peachtree Presbyterian Church in Atlanta.

     If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

Directors Continuing in Office:

     Wm. Jarell Jones, age 53 and a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro, Georgia since November 1993. Mr. Jones' term expires at the 2002 annual meeting of shareholders. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming, and development interests. Mr. Jones served as a director for six years and as the Chairman for two years of the Downtown Statesboro Development Authority.

     Dennis H. James, age 54 and a director since June 1995, is a Managing Director of L. J. Melody & Company (formerly Shoptaw-James, Inc.), a commercial mortgage banking firm. Mr. James' term expires at the 2002 annual meeting of shareholders. Mr. James has over 30 years experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As a Managing Director of L. J. Melody & Company, he is responsible for the Southeast Region's overall production and investor relations. He has served on both the Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelors degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

     Charles S. Roberts, age 54 and a director since July 1994, is our Chairman of the Board, Chief Executive Officer, and President. Mr. Roberts' term as a director expires at the 2003 annual meeting of shareholders. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.

     In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts is a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

     James M. Goodrich, age 60 and a director since October 1994, is a consulting engineer and private investor. Dr. Goodrich's term expires at the 2003 annual meeting of shareholders. Dr. Goodrich is a trustee of the North American Electric Reliability Council, whose mission is to promote the reliability of the electricity supply for North America. In 1975, Dr. Goodrich founded Energy Management Associates, which provides operations and financial planning software and related consulting services to the electric and gas utility industries. Dr. Goodrich was Executive Vice President of Energy Management Associates from 1975 until October 1993 and was a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover; this position involved technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a masters degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a masters degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.

How many shares do our directors and executive officers own?

     The following table describes the beneficial ownership of shares of our common stock as of June 1, 2001 for

     o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,

     o   each director and each of our named executive officers, and

     o   our directors and executive officers as a group.

Except as noted in the footnotes, the person owns all shares and partnership units directly and has sole voting and investment power. Each of the persons known by us to beneficially own more than 5% of the common stock has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects the number of units of partnership interest in Roberts Properties Residential, L.P. owned by the persons named, which equals the number of shares that each person has the right to acquire by exchanging units for shares, subject to the limitations described below. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

     Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 6% of our outstanding shares, except for Mr. Roberts, who is limited to 25%. Accordingly, a unitholder cannot redeem units if upon their redemption he would hold more shares than permitted under the applicable percentage limit. Given the total number of shares and units they own, each of Mr. Roberts, Dr. Goodrich and Mr. Wray may be unable to redeem all the units they own unless and until other unitholders redeem a sufficient number of units to cause the number of outstanding shares of common stock to be increased to a level sufficient to permit their redemption. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.


                                                                Number of Units
          Name of                         Number of Shares        Beneficially                       Percent of
      Beneficial Owner                          Owned                 Owned            Total          Class(1)
      ----------------                    ----------------      ---------------        -----         ----------

Charles S. Roberts(2)                           758,860              738,012          1,496,872        26.8%

George W. Wray, Jr.(3)                          247,880              119,266            367,146         7.4

James M. Goodrich(4)                            233,772               48,075            281,847         5.8

Ben A. Spalding(5)                               21,252               27,318             48,570         1.0

Dennis H. James                                  53,546                2,405             55,951         1.2

Wm. Jarell Jones                                  3,917                    0              3,917          *

Weldon R. Humphries(6)                           38,000                    0             38,000          *

Charles R. Elliott                               11,875                    0             11,875          *

All directors and executive officers as a
group:   (9 persons)(7)                       1,373,227              935,076          2,308,303        39.9%
-------------------------------------------
*Less than 1%.

(1) The total number of shares outstanding used in calculating this percentage is 4,853,513, the number of shares outstanding as of June 1, 2001.

(2) Includes 2,744 shares owned by Mr. Roberts' minor daughter. A trust for his minor daughter of which he is the sole trustee owns 29,500 units.

(3) Includes 214,065 shares owned by a partnership, over which shares Mr. Wray has voting and investment power as the managing partner of such partnership; 27,257 shares owned by his wife and 5,058 shares owned by a trust of which she is a co-trustee. Mr. Wray disclaims beneficial ownership of the 27,257 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co-trustee. The partnership previously referenced owns 95,568 units.

(4) Includes 110,507 shares owned jointly by Dr. Goodrich and his wife; 108,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons. Dr. Goodrich's beneficial ownership of units includes 48,075 units owned jointly by Dr. and Mrs. Goodrich.

(5) Includes 7,564 shares owned by partnerships of which Mr. Spalding's wife is the managing partner. Mr. Spalding's beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(6) Owned by a trust of which Mr. Humphries is a co-trustee along with his spouse.

(7) Includes 256,985 shares and 50,992 units as to which directors share voting and investment power with another family member; also includes an aggregate of 39,879 shares and 27,318 units beneficially owned by two directors' wives, as to which shares such directors disclaim beneficial ownership.

How often do the directors meet, and what committees do they have?

     The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met a total of six times in 2000, and each director other than Dr. Goodrich and Mr. Spalding attended 75% or more of (a) the aggregate of the total number of board meetings, and (b) the total number of meetings held by all committees of the board on which he served. In addition, we have the following committees:

     Audit Committee. During 2000, the audit committee was composed of Dr. Goodrich, Mr. Jones, and Mr. Humphries. Each of these members is considered "independent" under the applicable policy of the American Stock Exchange. The audit committee makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of our internal accounting controls. In April 2000, the audit committee adopted a charter, a copy of which is attached as Appendix 1. The audit committee reports it findings to the board and met once in 2000. Please also see the information provided under the heading "Who are our auditors?" below.

     Executive Committee. The board of directors has established an executive committee composed of Mr. Roberts, Dr. Goodrich, and Mr. Jones. The executive committee will have the authority the board of directors delegates to it. The executive committee has not met since our inception.

     Compensation Committee. Although the board of directors has established a Compensation Committee composed of Mr. Jones, Mr. Humphries, and Mr. James, the full board of directors has performed the functions of the Compensation Committee since the beginning of 1999. The full board approved the 2000 base salaries of our executive officers, and met once in 2001 to determine bonuses for 2000 performance and the 2001 base salaries of our executive officers, with Mr. Roberts and Mr. Elliott abstaining from voting on their own base salary and bonus.

     We do not have a nominating committee, and nominations for director are made by the board as a whole. Any shareholder interested in nominating a director should review the material described under "How can a shareholder propose business to be brought before next year's annual meeting?" above.

What do we pay our directors for their services?

     We pay our directors who are not officers for their services as directors. Mr. Roberts and Mr. Elliott are the only directors who are officers, and we do not pay them for their services as a director. In 2000, our non-officer directors each received $12,000 for serving on the board. We also reimburse our non-officer directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

Who are our executive officers, and what do we pay them?

     In addition to Mr. Roberts and Mr. Elliott, our executive officers who also serve as directors and whose biographical information is provided above, we have one other executive officer.

     Ronald L. Johnson, age 44, has served as our Vice President - Property Maintenance since January 1999. He also served as a Vice President of Quality Management from April 1997 through 1998. He worked for Roberts Properties Management, L.L.C. as Vice President of Quality Management from 1996 to April 1997 (when we acquired Roberts Properties Management) and as Maintenance Supervisor from 1991 to 1996.

     Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, and Mr. Charles R. Elliott, our Secretary and Treasurer since inception and our Chief Financial Officer since April 1995, are our only executive officers whose total salary and bonus exceeded $100,000 during 2000. Mr. Roberts and Mr. Elliott are our "named executive officers."

                           Summary Compensation Table

                                                            Annual Compensation
                                                    -------------------------------------

            Name and Principal Position             Year       Salary ($)        Bonus ($)
            ---------------------------             ----       ----------        ---------

            Charles S. Roberts                      2000         150,000             0
              Chairman of the Board, Chief          1999         150,000             0
              Executive Officer, and President      1998         155,769             0

            Charles R. Elliott                      2000         123,000          30,000
              Secretary, Treasurer and              1999         101,577          30,000
              Chief Financial Officer               1998          93,642          30,000


     We are not a party to any employment agreements. We pay certain fees and other payments to affiliates of Mr. Roberts under various agreements and arrangements described under the heading "What material relationships and transactions have the directors and executive officers had with us and our affiliates?".

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

Introduction

     Our executive compensation program is intended to attract, retain, and reward experienced, highly motivated executives who contribute to our growth. Although the board of directors has established a Compensation Committee composed of Mr. Wm. Jarell Jones, Mr. Weldon R. Humphries, and Mr. Dennis H. James, the full board has performed the functions of the compensation committee since the beginning of 1999. These functions include setting base salaries and cash bonuses for our two most senior executive officers, Mr. Charles S. Roberts, our President, Chief Executive Officer, and Chairman of the Board, and Mr. Charles R. Elliott, our Chief Financial Officer, Secretary, and Treasurer, and reviewing from time to time succession planning for senior management. (Mr. Roberts determines the compensation of Mr. Johnson.)

     During 2000, our full board of directors approved the 2000 base salaries of our executive officers. Mr. Roberts and Mr. Elliott each abstained from voting as a director on his own base salary and bonus. The full board met once in early 2001 to determine the bonus for Mr. Elliott related to his 2000 performance. That bonus is reported in Mr. Elliott's 2000 compensation in the table above.

Executive Compensation Policy and Philosophy

     Our executive compensation programs are based on the following guiding principles:

     Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.

     Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary, cash bonuses, and long-term incentives to attract, motivate, and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.

     We determine competitive levels of compensation by analyzing compensation data contained in the proxy statements for other residential REITs. In comparing compensation levels we take into account market capitalization, among other things.

Base Salary Program

     We determine our base salary levels based on our assessment of market compensation rates, each employee's performance over time, and each individual's role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for Mr. Roberts and Mr. Elliott are reviewed annually and take into account a variety of factors, including individual performance, general levels of market salary increases, and our overall financial results. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.

     Mr. Elliott received a 21.1% base salary increase in 2000 as a result of his annual review. In approving the increase, the board considered individual performance, experience, and overall corporate performance.

Annual Incentive Plan

     Our annual incentive plan is designed to reward and motivate key employees based on the employee's and our performance. As a pay-for-performance element of compensation, we pay incentive awards annually based on the achievement of performance objectives for the most recently completed fiscal year. Accordingly, we awarded Mr. Elliott a cash bonus of $30,000 for his 2000 performance.

Compensation of Chief Executive Officer

     In determining the compensation of our Chief Executive Officer, we apply the same philosophy and procedures as we apply to Mr. Elliott and other employees. We took into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. We assessed Mr. Roberts' performance qualitatively and did not attach any specific weighting to the performance factors we considered.

     In early 2001, we evaluated our financial performance during 2000 as well as Mr. Roberts' tenure with Roberts Realty and his industry experience. Mr. Roberts informed us he believes he is fairly compensated and, therefore, he did not request a salary increase or bonus for 2000. As a result, we did not increase his salary or award him a bonus.

Policy with Respect to the $1 Million Deduction Limit

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met. Currently, we do not believe that there is risk of losing deductions under this law. In the future, we intend to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.

By the board of directors, with respect to actions taken regarding bonuses for 2000 and with respect to the determination of our executive officers' base salaries and bonuses for 2001, with Mr. Roberts and Mr. Elliott abstaining from voting on his own base salary and bonus, as noted above:


                  Wm. Jarell Jones                Weldon R. Humphries
                  Dennis H. James                 Dr. James M. Goodrich
                  Charles S. Roberts              Ben A. Spalding
                  George W. Wray, Jr.             Charles R. Elliott

Total Return Performance Graph

     The following total return performance graph compares our performance to the Russell 2000 index and the index of 23 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT. The total return performance graph assumes an investment of $100 in Roberts Realty, ticker symbol "RPI," on December 9, 1997, the date our common stock began trading on the American Stock Exchange. The graph further assumes the reinvestment of all dividends. NAREIT began compiling the apartment REIT index as of December 31, 1997, so the NAREIT information in the table begins on that date. Our performance, presented quarterly for the period from December 9, 1997 through December 31, 2000, is not indicative of future results.

                               [GRAPHIC OMITTED]

                                          Apartment
                          Roberts           Equity            Russell
                          Realty             Index             2000
                          -------         ---------           -------

December 9, 1997           100.00              N/A            100.00
December 31, 1997           97.22           100.00             99.74
March 31, 1998             102.37           100.19            109.78
June 30, 1998              101.91            97.86            104.65
September 30, 1998          93.17            92.77             83.57
December 31, 1998           90.37            91.25             97.20
March 31, 1999              93.90            90.44             91.93
June 30, 1999               97.32           103.49            106.22
September 30, 1999         105.63            98.74             99.51
December 31, 1999          109.32           101.02            117.87
March 31, 2000              93.53           102.75            126.54
June 30, 2000              104.52           115.93            122.34
September 30, 2000         119.31           127.75            123.69
December 31, 2000          123.01           136.88            115.14

Who are our auditors?

     We have selected Arthur Andersen LLP, independent auditors, as our principal accounting firm. A representative of Arthur Andersen is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Report of the Audit Committee of the Board

     As noted above, the audit committee is composed of Dr. James M. Goodrich, Mr. Wm. Jarell Jones, and Mr. Weldon R. Humphries. The audit committee has reviewed and discussed with management the audited financial statement for the year ended December 31, 2000. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors' independence. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC and included along with this proxy statement.

Audit Fees

     For the year ended December 31, 2000, the aggregate fees billed by Arthur Andersen LLP for the audit of our annual financial statements and for reviews of our interim quarterly financial statements, were $106,000.

Financial Information Systems Design and Implementation Fees

     We did not engage the independent auditors to provide, and the independent auditors did not bill for, professional services regarding financial information systems design and implementation during the year ended December 31, 2000.

All Other Fees

     The aggregate fees billed for professional services by Arthur Andersen LLP to provide other non-audit services, including, among others, tax preparation and other attest services, during the year 2000 totaled $85,800. The audit committee has considered whether the independent auditors' provision of the services covered in this paragraph is compatible with maintaining the independent auditors' independence.

     The above report should not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and the above report should not otherwise be deemed filed under such Acts.

                               James M. Goodrich
                               Wm. Jarell Jones
                               Weldon R. Humphries

What material relationships and transactions have the directors and executive officers had with us and our affiliates?

General

     We conduct our business through Roberts Properties Residential, L.P., own a 67.3% interest in it, and are its sole general partner. In this proxy statement we sometimes refer to Roberts Properties Residential, L.P. as our operating partnership. Mr. Charles S. Roberts owns directly or indirectly all or substantially all of the outstanding shares of Roberts Properties, Inc. and Roberts Properties Construction, Inc. Notes 1 and 9 to our consolidated financial statements included in our 2000 annual report on Form 10-K mailed along with this proxy statement provide further detail regarding some of the transactions described in this section.

Payments to Companies Owned by Mr. Roberts

     Overview. We have paid fees to Roberts Properties and Roberts Properties Construction for various types of services and will continue to do so in the future. These various arrangements are summarized below.

     Development Fees. From time to time we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design and construction administration. The following table summarizes the payments to Roberts Properties through May 31, 2001. The total amount of these fees for each community is equal to $5,000 for each apartment unit in the community.


                                                                                Amount
                                      Actual                                   Incurred
                                       Total               Total                 From            Remaining
                                     Contract              Amount              1/1/2000 to      Contractual
                                      Amount              Incurred             5/31/2001        Commitment
                                     --------             --------             -----------      -----------

Addison Place                       $ 2,015,000      $   2,015,000         $   1,065,000       $           0
Ballantyne                            1,595,000          1,595,000               531,667                   0
Old Norcross                          1,250,000          1,250,000             1,250,000                   0
                                    -----------      -------------         -------------       -------------
                                    $ 4,860,000      $   4,860,000         $   2,846,667       $           0
                                    ===========      =============         =============       =============


     Construction Contracts. We enter into contracts in the normal course of business with Roberts Properties Construction. The following table summarizes the payments to Roberts Construction for construction projects through May 31, 2001. Under all of these contracts, we pay Roberts Construction its cost, plus a fee of 10% of its cost.

                                      Actual/                                 Amount
                                    Estimated                                Incurred          Estimated
                                       Total             Total                 From            Remaining
                                     Contract            Amount              1/1/2000 to       Contractual
                                      Amount            Incurred            5/31/2001          Commitment
                                   -----------         ----------          -------------      ------------

Addison Place - Phase I             $   9,647,000     $  9,647,000         $   8,642,000       $           0
Addison Place - Phase II               20,605,000       18,675,000            16,974,000           1,930,000
Ballantyne                             23,100,000        1,207,000             1,098,000          21,893,000
Old Norcross                           16,000,000        1,968,000             1,903,000          14,032,000
Plantation Trace - Phase II             4,908,000        4,908,000               395,000                   0
                                    -------------     ------------         -------------       -------------

                                    $  74,260,000      $36,405,000           $29,012,000       $  37,855,000
                                    =============     ============           ===========       =============

     We paid Roberts Construction $33,000 in 2000 for labor and materials to perform repairs and maintenance for our communities.

     Partnership Profits Interest. Between 1994 and 1996, the operating partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. Each partnership owned an apartment community that had been developed or was in the development process. As a part of each acquisition, the operating partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. That financial obligation has been formalized as a profits interest in the operating partnership. As the holder of the profits interest, Roberts Properties may receive distributions in certain circumstances. Upon a sale of any of the acquired properties, Roberts Properties will receive a distribution of a specified percentage of the gross sales proceeds. Upon a change in control of Roberts Realty or the operating partnership, Roberts Properties will receive a distribution of the applicable percentages of the fair market value of each of the properties. The amount to be distributed to Roberts Properties with respect to each affected property will be limited to the amount by which the gross proceeds from the sale of that property, or, in connection with a change in control, its fair market value, exceeds the sum of:


o the debt assumed, or taken subject to, by the operating partnership in connection with its acquisition of the property;

o    the equity issued by the operating partnership in acquiring the property;
     and

o all subsequent capital improvements to the property made by the operating partnership.

     The percentages that apply to the sales proceeds, or fair market value, of the affected properties are shown in the following table:

                           River Oaks                                         5%
                           Preston Oaks Phase I                               5%
                           Highland Park                                      5%
                           Crestmark Phase I                                  5%
                           Plantation Trace Phase I                           6%

In the case of the Crestmark Phase II land, the maximum amount would be $86,775.

     If Roberts Realty exercises its option to acquire all of the outstanding units for shares, it must simultaneously purchase the profits interest for cash in the amount the holder of that interest would receive if a change in control occurred at that time. Except for the partnership profits interest related to the original nine limited partnerships acquired between 1994 and 1996, no partnership interests have been, or are presently expected to be, issued or assumed by the operating partnership.

     Pursuant to the partnership profits arrangement, Roberts Properties received distributions of $726,000 (or 5% of gross proceeds) upon the sale of Ivey Brook in June 2000 and $740,000 (or 5% of the gross proceeds) upon the sale of Rosewood Plantation in January 2001. If the sale of our Crestmark community closes in July 2001 as anticipated under our contract to sell that community to an unaffiliated third party, Roberts Properties will receive a partnership profits interest of approximately $928,144 from the sale proceeds.

     Recent or Pending Transactions with Affiliates of Mr. Roberts. On January 4, 2001, we sold our 152-unit Rosewood Plantation community for $14,800,000. The sale resulted in net sale proceeds of $5,789,000. We have used and intend to use those proceeds to complete several Section 1031 tax-deferred exchanges to defer taxes we would otherwise incur on the gain from the sale. These transactions are described below.

     On February 27, 2001, we signed an exchange agreement with an intermediary to acquire land previously owned by Roberts Properties Jones Bridge, LLC, of which Mr. Roberts owns the majority of the equity interest. We intend to construct a 47,200 square foot retail center on the 6.84-acre property, which is located at the intersection of Abbotts Bridge Road and Jones Bridge Road in front of our Addison Place community. We intend to acquire the property on or before July 2, 2001 for approximately $4,460,000. In connection with these transactions, Roberts Properties Jones Bridge, LLC received $3,498,000 for the property, and Roberts Construction has received approximately $828,000 for construction-related work on the property. We intend to enter into a cost plus 5% contract with Roberts Construction to complete the retail center. The independent members of our board of directors approved the foregoing arrangements with Roberts Properties after reviewing an independent appraisal.

     On March 20, 2001, our board of directors approved our purchase of 12.8 acres of undeveloped land from Roberts Properties. We intend to construct a 220-unit apartment community on this site, which is located on Northridge Parkway in North Atlanta adjacent to our Highland Park apartment community.

The purchase price will be approximately $5.4 million, which includes development and construction-related work previously performed by Roberts Properties and Roberts Construction. Roberts Properties has completed approximately half of the necessary development work on the property, and we will retain Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000. We intend to enter into a cost plus 10% contract with Roberts Construction to build the 220 apartment units. The independent members of our board of directors approved the foregoing arrangements with Roberts Properties after reviewing two independent appraisals.

     On May 30, 2001, we purchased 9.5 acres of undeveloped land from Roberts Properties for the construction of 80 townhouse units located at the corner of Jones Bridge Road and East Fox Court, across from Addison Place. Roberts Properties had purchased the property for $1,070,000, and the $1,447,000 price we paid includes approximately $377,000 in development-related work previously performed by Roberts Properties. The purchase price was reduced by $356,000 as a result of a sewer moratorium that will delay development of the townhouse units for an indeterminate time. Roberts Properties has completed approximately two-thirds of the necessary development work on the property, and we will retain Roberts Properties to complete the design and development work for a fee of $2,250 per unit, or $180,000. We intend to enter into a cost plus 10% contract with Roberts Construction to build the 80 townhouse units.

     On June 15, 2001, our board of directors approved our purchase from Roberts Properties of approximately 4.1 acres of property on which Roberts Construction is building a three-story office building consisting of 37,864 rentable square feet. The property is located on Northridge Parkway adjacent to the 12.8-acre site described above. We intend to complete construction and use a portion of the building as our corporate headquarters. We will lease the remaining space in the building to Roberts Properties, Roberts Construction, and unaffiliated tenants. We estimate the total cost to purchase the land and the partially constructed building, as well as complete construction and leasing of the building, will be approximately $6,300,000. Of this amount, we will pay Roberts Properties approximately $2,100,000 for the partially constructed building and land. As part of the $6,300,000 total cost, Roberts Construction will construct the building for a fixed price of $4,670,000, of which we will pay approximately $3,100,000. We intend to retain Roberts Construction to perform tenant finish work for approximately $600,000, which is included in the total cost of $6,300,000. Roberts Construction will earn no profit on construction of the building or the tenant finish work. Roberts Properties is not earning a profit on the sale of the land to us nor will it be paid a development fee for this project. The independent members of our board of directors approved the foregoing arrangements with Roberts Properties after reviewing two independent appraisals.

     Other Fees. During 2000, we paid affiliates of Mr. Roberts miscellaneous fees and cost reimbursements totaling $192,000.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the board of directors is composed of Mr. Jones, Mr. Humphries, and Mr. James. None of such persons was during 2000, or at any previous time, an officer or employee of Roberts Realty or our operating partnership.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty's directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2000, except for Ronald Johnson, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. Mr. Johnson, our Vice President - Property Maintenance, failed to file a Form 3 in January 1999 when he became an officer of our company, as well as three Forms 4 in 2000 after exchanging units for shares and selling shares.


     Included with these proxy materials is a copy of our 2000 annual report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles Elliott, Secretary and Chief Financial Officer, 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350.

                                                                      Appendix 1



                         ROBERTS REALTY INVESTORS, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

Introduction

     The Audit Committee of Roberts Realty Investors, Inc.'s Board of Directors is a standing committee appointed by the Board of Directors. The Board of Directors has oversight responsibilities related to any financial information provided by the Company to any governmental body or the public, as well as legal compliance by the Company and the Company's business ethics. The primary duties and responsibilities of the Audit Committee are:

     o To serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

     o To facilitate and maintain an open avenue of communication among the Board of Directors, the independent auditors, and financial and senior management; and

     o To monitor the independence and performance of the Company's external auditors.

Composition

     The Audit Committee will be comprised of three directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board would interfere with the exercise of his or her judgment. All members of the committee will have a working familiarity with basic finance and accounting practices and at least one member shall have past employment in finance or accounting, a professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication. The members of the committee shall meet all applicable requirements of the Securities and Exchange Commission ("SEC") and the American Stock Exchange ("AMEX") with respect to independence, experience, and other matters.

Meetings

     The committee shall meet at least annual or more frequently as circumstances dictate. The committee will meet at least annually with senior management and the independent auditors.

Financial Records

     The committee shall have unrestricted access to all of the Company's management, books and records, and shall have the resources necessary to discharge its responsibilities as set forth herein including the authority to retain legal, accounting or other consultants. It is the responsibility of the Company's management to ensure that the Company's financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles. The Company's management is also responsible for compliance with applicable laws, rules, regulations, and accounting and financial controls and standards.

Responsibilities and Duties

     The Board of Directors and the Audit Committee have the authority and responsibility to select, evaluate and replace the independent auditor. The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee is responsible (1) for ensuring the independent auditor submits a formal written statement regarding relationships and services which may affect objectivity and independence, (2) for discussing matters with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and (3) for recommending that the full board take appropriate action to ensure the independence of the auditor.

     To fulfill its responsibilities and duties, the committee will endeavor to, but not be required to:

o         Review an update this charter at least annually.

o Recommend to the Board of Directors the independent auditors to be nominated, considering independence and effectiveness, and approve the fees to be paid to the independent auditors.

o Review with management the Company's quarterly and annual financial statements prior to the filing of such financial statements with the SEC.

o Periodically review with management the areas of greatest risk to the Company's operations and financial results, such as major pending litigation, tax issues, or significant financial exposures and the steps management has or intends to take to monitor and control such risks.

o         Review with the independent auditors:

o                 The plan and scope of their annual audit.

o                 The results of the annual audit.

o                 Any significant tax matters.

o Any significant findings and recommendations with respect to the internal controls and other financial matters as a result of the audit.

o Any significant changes made by management in the basic accounting principles and reporting standards used in the preparation of the Company's financial statements.

o Discuss with independent auditors such issues as may be brought to the Audit Committee's attention by the independent auditors pursuant to Statement of Accounting Standard No. 61.

o         Review the performance of the independent auditors.

o         Report all findings to the Board of Directors.

o Based on the Audit Committee's review and discussions (1) with management of the audited financial statements, (2) with the independent auditors of the matters required pursuant to SAS No. 61, and (3) with independent auditors concerning independent auditors independence, recommend to the Board of Directors the committee's annual recommendation that the Company's audited financial statements be included in the Company's annual 10-K filing with the SEC and that the committee's annual report be included in the Company's annual proxy statement.

o Review compliance by officers and employees with the Company's policies regarding business ethics.

                         ROBERTS REALTY INVESTORS, INC.

                                8010 Roswell Road

                                    Suite 120

                             Atlanta, Georgia 30350

                            Telephone: (770) 394-6000













                Creating Communities for Superior Lifestyles(TM)

                         ROBERTS REALTY INVESTORS, INC.
              8010 Roswell Road, Suite 120, Atlanta, Georgia 30350
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF SHAREHOLDERS, JULY 17, 2001

         The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Haywood M. Sport, Jr., and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Tuesday, July 17, 2001, at 10:00 a.m., E.D.T., at the Addison Place Clubhouse, 5100 Abbotts Bridge Road, Alpharetta, GA 30005 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.


1.  Proposal to elect the nominees listed to the right as directors:               NOMINEES: Ben  A. Spalding, George W. Wray, Jr.,
                                                                                   Charles R. Elliott

[ ]  FOR: nominees listed at right (except as indicated to the contrary below)     [ ]  WITHHOLD authority to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for an individual nominee, write the applicable name in the space provided below:



                (Continued and to be signed on the reverse side)

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

                                        THIS PROXY WILL BE VOTED AS DIRECTED OR,
                                        IF NO DIRECTION IS INDICATED, WILL BE
                                        VOTED "FOR" THE STATED PROPOSAL.


                                        ________________________________________
                                        Signature of Shareholder

                                        ________________________________________
                                        Signature if held jointly

                                        Dated:                         , 2001
                                                -----------------------


                                        IMPORTANT: If shares are jointly owned,
                                        both owners should sign. If signing as
                                        attorney, executor, administrator,
                                        trustee, guardian, or other person
                                        signing in a representative capacity,
                                        please give your full title as such. If
                                        a corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person.